UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

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Date of Report (Date of earliest event reported):  February 2, 2009

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GYRODYNE COMPANY OF AMERICA, INC.
(Exact name of Registrant as Specified in its Charter)

New York	000-01684	11-1688021
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

1 FLOWERFIELD, Suite 24
ST. JAMES, NEW YORK 11780
(Address of principal executive
offices) (Zip Code)

(631) 584-5400
Registrant's telephone number,
including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On February 2, 2009, Gyrodyne Company of America, Inc. (the “Company”) entered into a Purchase and Sale Agreement (the “Agreement”) between the Company and Fairfax Medical Center, LLC (the “Seller”) to acquire the land and buildings comprising a medical office complex known as the Fairfax Medical Center in Fairfax, Virginia, located at 10721 Main Street (the “Property”).  The Property consists of approximately 59,000 square feet of rentable space and a current occupancy rate of 84%.  The purchase price per square foot is approximately $223.05.  Other than with respect to the Agreement itself, there is no material relationship between the Company and the Seller.

The purchase price for the Property is $13,160,000, $100,000 of which was paid as a refundable deposit upon the signing of the Agreement, and the remainder is required to be paid at closing.  The closing is expected to take place on or about March 31, 2009 but in no event later than April 30, 2009, and is subject to customary representations and conditions, including the condition that the Company obtain financing in a principal amount equal to or greater than 59% of the purchase price, or $8 million, in the form of a new loan or, in the Company’s discretion, assumption and modification of existing debt secured against the Property.  The Agreement is subject to a 45-day inspection period during which the Company may, at its own expense, arrange for legal, environmental and/or engineering analyses.  The Company may terminate the Agreement prior to the expiration of the inspection period in the event that the Seller fails to cure any title or survey objections pursuant to the terms of the Agreement.

Upon acquisition, the Company intends to continue to operate the office space pursuant to existing leases.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of Gyrodyne Company of America, dated February 19, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GYRODYNE COMPANY OF AMERICA, INC.

By: /s/ Stephen V. Maroney

Stephen V. Maroney
President, Chief Executive Officer and Treasurer

Date:  February 19, 2009